                             STOCK OPTION AGREEMENT

                  AGREEMENT dated as of May 13, 1996, among Northern Telecom Inc., a Delaware corporation ("Parent"), Elder Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub") and E. R.
Yost (the "Stockholder").

                              W I T N E S S E T H:

                  WHEREAS, concurrently herewith, Parent, Sub and MICOM Communications Corp., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein having the respective meanings given to them in the Merger Agreement), pursuant to which Sub will be merged with and into the Company (the "Merger");

                  WHEREAS, in furtherance of the Merger, Parent and the Company desire that as soon as practicable (and not later than five business days) after the execution and delivery of the Merger Agreement, Sub commence a cash tender offer to purchase all outstanding shares of Company Common Stock (as defined in Section 1) including all of the Option Shares (as defined in Section 2); and

                  WHEREAS, as an inducement and a condition to Parent and Sub entering into the Merger Agreement, Parent and Sub have required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1.   Definitions.  For purposes of this Agreement:

                  (a) "Acquisition Transaction" shall mean any merger, consolidation, liquidation, dissolution, recapitalization, reorganization or other business combination, acquisition or sale or other disposition of a material amount of assets or securities, tender offer or exchange offer or any other similar transaction involving the Company, its securities or any of its material subsidiaries or divisions.

                  (b) "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act.

                  (c) "Company Common Stock" shall mean at any time the common stock, $0.0000001 par value, of the Company.

                  (d) "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization or other entity.

                  2. Tender of Option Shares. To induce Parent and Sub to enter into the Merger Agreement and subject to terms and conditions set forth herein:

                  (a) Stockholder hereby agrees to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer pursuant to Section
1.01 of the Merger Agreement and Rule 14d-2 under the Exchange Act, for acceptance by Sub in the Offer, the number of shares of Company Common Stock set forth opposite the Stockholder's name on Schedule I hereto (the "Existing Shares" and, together with any shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, the "Option Shares"), beneficially owned by it; provided that, if the purchase price per share of Company Common Stock of the Offer is for any reason increased to an amount greater than the Purchase Price (as defined in Section 4), then (i) the Stockholder will not tender the Option Shares into the Offer after the first public announcement of such increase, and (ii) if any Option Shares were tendered into the Offer prior to such first public announcement, the Stockholder will promptly withdraw its tender of such Option Shares. In the event that the Stockholder is not permitted to tender (or is required to withdraw) the Option Shares pursuant to the proviso to the immediately preceding sentence, Sub shall be obligated to, and will, exercise the Stock Option on the first business day following the purchase of any shares of Company Common Stock pursuant to the Offer, in which case (notwithstanding the notice period set forth in Section 4(b)), no notice need be given to the Stockholder, and the closing of the purchase of the Option Shares (the "Closing") shall also take place on the first business day following the purchase of Shares pursuant to the Offer, at 11:00 A.M. (New York time) at Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, NY, or at such other time and place as the parties shall agree. The Stockholder hereby acknowledges and agrees that Sub's obligation to accept for payment and pay for Company Common Stock in the Offer, including the Option Shares, is subject to the terms and conditions of the Offer.

                  (b) The Stockholder hereby agrees to permit Parent and Sub to publish and disclose in the Offer Documents and, if approval of the stockholders of the Company is required under applicable law, the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission) its identity and ownership of Company Common Stock and the nature of its commitments, arrangements and understandings under this Agreement.

                  3. Provisions Concerning Company Common Stock. The Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time and (ii) the termination of this Agreement as set forth in Section 8, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, the Stockholder shall vote (or cause to be voted) the Option Shares held of record or beneficially owned by the Stockholder whether issued, heretofore owned or hereafter acquired,
(i) in favor of the approval and adoption of the agreement of merger (as such term is used in Section 251 of the Delaware General Corporation Law) contained in the Merger Agreement, (ii) in favor of any other action related to the Merger or in furtherance of the transactions contemplated by the Merger Agreement and this Agreement, (iii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement, and (iv) except as otherwise agreed to in writing in advance by Sub, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (x) any Acquisition Transaction; and (y)
(1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any change in the present capitalization of the Company or any amendment of Company's Certificate of Incorporation or By-laws;
(3) any other material change in the Company's corporate structure or business; and (4) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or otherwise adversely affect the Offer, the Merger and the transactions contemplated by this Agreement and the Merger Agreement. The Stockholder shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3.

                  4.   Option.

                  (a) To induce Parent and Sub to enter into the Merger Agreement and subject to the terms and conditions set forth herein, the Stockholder hereby grants to Sub an irrevocable option (the "Stock Option") to purchase the Option Shares at a purchase price per share of $12.00 (the "Purchase Price"). If (i) the Offer is terminated, abandoned or withdrawn by Parent or Sub (whether due to the failure of any of the conditions thereto or otherwise), (ii) the Offer is consummated but Sub has not accepted for payment and paid for the Option Shares (whether due to the proviso to the first sentence of Section 2 or otherwise) or (iii) the Merger Agreement is terminated in accordance with its terms (other than for the failure of Parent or Sub to fulfill any material obligation under the Merger Agreement or by mutual agreement of the parties thereto), the Stock Option shall, in any such case, become exercisable, in whole but not in part, upon the first to occur of any such event and remain exercisable, in whole but not in part, until the date which is 60 days after the date of the occurrence of such event, so long as: (x) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), required for the purchase of the Stock Option upon such exercise shall have expired or been waived, and (y) there shall not then be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Stock Option pursuant to this Agreement. In the event that the Stock Option is not exercisable because the circumstances described in clauses
(x) and (y) do not exist, then the Stock Option shall be exercisable for a period not exceeding an additional 30 days after the 60-day period referred to in the immediately preceding sentence.

                  (b) In the event that Sub wishes to exercise the Stock Option, and subject to Section 2(a), Sub shall send a written notice to the Stockholder identifying the place and time for the Closing at least three business days, and not more than five business days, prior to the Closing. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and covenants of the Stockholder contained herein and in full payment for the Option Shares, Sub will deliver at the Closing to the Stockholder, by wire transfer of immediately available funds to an account designated by the Stockholder at least one business day in advance, an aggregate amount equal to the product of (x) the Purchase Price and (y) the number of Option Shares. At the Closing, the Stockholder will deliver, or cause to be delivered, to Sub certificates representing the Option Shares duly endorsed to Sub or accompanied by stock powers duly executed by the Stockholder in blank, together with any necessary stock transfer stamps properly affixed.

                  (c) Acquired Option Shares. In the event the Option Shares are acquired by Sub pursuant to the exercise of the Option ("Acquired Option Shares"), the Stockholder shall be entitled to receive, upon any subsequent disposition, transfer or sale (other than to an affiliate who takes such Acquired Option Shares subject to Sub's obligations under this Section) ("Sale") of the Acquired Option Shares for which a binding contract of sale is entered into within 180 days of the Closing, an amount in cash equal to 50% of the excess (if any) of the aggregate proceeds received in the Sale (net of selling commissions, if any) over the aggregate Purchase Price for the Acquired Option Shares subject to such Sale. If any of the consideration received by Sub in such Sale consists of securities, for purposes hereof the proceeds of such Sale shall be deemed to be the net amount that would actually have been received in an orderly sale of such securities commencing on the first business day following actual receipt of such securities by Sub, in the written opinion of an investment banking firm of national reputation selected by Sub and reasonably satisfactory to the Stockholder. Any payment due hereunder shall be paid by Sub to the Stockholder within five days after receipt of the Sale proceeds or, if any of the consideration consists of securities, after the receipt of such investment banking firm's written opinion to the parties. Nothing herein shall create any duty by Sub to engage in a Sale of the Acquired Option Shares.

                  5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Sub as follows:

                  (a) Ownership of Option Shares. The Stockholder is the record and beneficial owner of the number of Option Shares set forth opposite Stockholder's name on Schedule I hereto. On the date hereof, the Existing Shares set forth opposite the Stockholder's name on Schedule I hereto constitute all of the Option Shares owned of record or beneficially owned by the Stockholder. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2, 3 and 4 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares set forth opposite the Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement, subject in each case to certain contractual rights of Odyssey Partners L.P.

                  (b) Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, stockholders' agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby. The Stockholder hereby revokes any and all proxies with respect to any of the Option Shares.

                  (c) No Conflicts. Except for (i) filings and approvals under the HSR Act or the Exchange Act, if applicable, (x) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any Person is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (y) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (1) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets may be bound, or (2) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets.

                  (d) No Finder's Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

                  (e) No Encumbrances. The Option Shares and the certificates representing such Option Shares are now, and at all times during the term hereof will be, held by the


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
Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, options, charges, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other legal or equitable rights or encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder. The transfer by the Stockholder of the Option Shares to Sub in the Offer or to Parent hereunder (after payment in full of the purchase price thereof) shall pass to and unconditionally vest in Sub good and valid title to all Option Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever.

                  (f) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution, delivery and performance of this Agreement.

                  6. Additional Covenants of the Stockholder. In addition to the covenants and agreements included elsewhere herein, the Stockholder covenants and agrees as follows:

                  (a) No Solicitation. The Stockholder (and Persons acting on behalf of the Stockholder) shall not directly or indirectly, initiate, solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any Person (other than Parent or any affiliate of Parent) with respect to, an Acquisition Transaction (an "Acquisition Proposal"), or enter into or maintain or continue discussions or negotiate with any Person (other than Parent or any affiliate of Parent) in furtherance of such inquiries or to obtain any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any Person acting on behalf of the Stockholder to do any of the foregoing. The Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing. If the Stockholder receives any inquiry or proposal regarding any Acquisition Proposal, the Stockholder shall promptly inform Sub of that inquiry or proposal, the details thereof, the identity of the Person making such inquiry or proposal and shall in the case of written proposals or inquiries, furnish Sub with a copy of such proposal or inquiry (and all amendments and supplements thereto).

                  (b) Restriction on Transfer, Proxies and Non-Interference. Except as contemplated by this Agreement, the Stockholder shall not directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Option Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Option Shares into a voting trust or enter into a voting agreement with respect to any Option Shares; or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement.

                  (c) Waiver of Appraisal Rights. The Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

                  (d) Stop Transfer; Changes in Option Shares. The Stockholder agrees with, and covenants to, Parent and Sub that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Option Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, merger, recapitalization, combination, conversion exchange of shares or the like (in each case with a record date prior to the termination of this Agreement), (i) the term "Option Shares" shall be deemed to refer to and include the Option Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Option Shares may be changed or exchanged and such dividends, distributions and securities, as the case may be, shall be paid to Sub at the Closing or promptly following the receipt of such dividend or distribution, if the Closing theretofor shall have occurred and (ii) the number and kind of shares subject to this Agreement and Purchase Price shall be appropriately adjusted to reflect changes made in the Company Common Stock so that Sub shall receive, upon exercise of the Stock Option and payment of the Purchase Price, the number and class of shares, other securities, property or cash that Sub would have received in respect of the Option Shares if the Stock Option had been exercised and the Option Shares had been issued to Sub immediately prior to such event or the record date therefor, as applicable.

                  (e) Confidentiality. The Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, the Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than the Stockholder's counsel and advisors, if any) without the prior written consent of Sub, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures the Stockholder's counsel advises are necessary in order to fulfill the Stockholder's obligations imposed by law, in which event the Stockholder shall give notice of such disclosure to Sub as promptly as practicable so as to enable Sub to seek a protective order from a count of competent jurisdiction with respect thereto.

                  7. Termination. This Agreement (other than Section 4(c) if, and to the extent applicable) shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect from and after the last date on which the Stock Option is exercisable pursuant to Section 4.

                  8.   Miscellaneous.

                  (a) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or appropriate to


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
consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                  (b) Entire Agreement; No Third Party Beneficiaries. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understanding, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended for the benefit of or intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  (c) Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Option Shares and shall be binding upon any Person to which legal or beneficial ownership of such Option Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Option Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

                  (d) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties provided that Parent and Sub may assign, in their sole discretion, their rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent, although no such assignment shall relieve Parent or Sub of their obligations hereunder if such assignee does not perform such obligations.

                  (e) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; provided that Schedule I hereto may be supplemented by Parent and Sub by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

                  (f) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

           If to the Stockholder:    Mr. E. R. Yost
                                     Six Ocean Course Drive
                                     Kiaweh Island, South Carolina
                                     Facsimile: (803) 768-5623


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
           If to Parent or Sub:      c/o Northern Telecom Limited
                                     3 Robert Speck Parkway
                                     Mississauga, Ontario
                                     Canada L42 3C8
                                     Facsimile:  905-566-3082

                                     Attention:  Mr. William R. Kerr
                                                    Vice President and Treasurer

           copy to:                  Northern Telecom Limited
                                     3 Robert Speck Parkway
                                     Mississauga, Ontario
                                     Canada L42 3C8
                                     Facsimile:  905-566-3457

                                     Attention: Anthony J. Lafleur, Esq.
                                                  Vice President and
                                                      Associate General Counsel

           and to:                   Cleary, Gottlieb, Steen & Hamilton
                                     1 Liberty Plaza
                                     New York, New York 10006
                                     Facsimile:  212-225-3999

                                     Attention:  Victor I. Lewkow, Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (g) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (h) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  (i) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  (j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (k) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                  (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware or the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (l) and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the States of Delaware or New York other than for such purposes. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

                  (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

                  IN WITNESS WHEREOF, Parent, Sub and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                           NORTHERN TELECOM INC.


                           By /s/ Peter W. Currie
                              --------------------------------------------------
                              Name: Peter W. Currie
                              Title:  Attorney-in-Fact

                           ELDER CORPORATION


                           By /s/ A. J. Lafleur
                              --------------------------------------------------
                              Name: A. J. Lafleur
                              Title:  Vice President and Assistant Secretary

                              /s/ E. R. Yost
                              --------------------------------------------------
                                   E. R. Yost

                                  SCHEDULE I TO
                             STOCK OPTION AGREEMENT

Name of Stockholder                                Number of Option Shares Owned
- -------------------                                -----------------------------
E. R. Yost                                         413,412